Exhibit 99.1
PRESS RELEASE
For immediate release
Cytocore Moves into High Gear for Product Launch with New CEO
Ocana to Lead Aggressive Distribution of Reproductive Cancer Tests and Treatment
CHICAGO, IL, November 21, 2006 – Moving into an aggressive period of product launch and international distribution, CytoCore Inc. (OTCBB: CYCR) has named Dr. Augusto Ocana its new chief executive officer and driver behind the late-stage bio-scientific research company’s groundbreaking line of early testing and treatment products for cervical, uterine and endometrial cancers.
Following a global search, Dr. Ocana was chosen for his vast experience with the U.S. and international pharmaceutical and medical device industries. Over a 20-year career leading both start-up and mature multi-million dollar companies, Dr. Ocana has developed a special expertise in the area of market distribution, as well as in strategic partnering, financing and business development.
“Because of his close relationship with major medical companies and years of cultivating industry ties, Dr. Ocana is uniquely positioned to propel our life-saving suite of reproductive cancer products into the national and international arena,” said Chief Financial Officer Robert McCullough, Jr. “The fact that someone of Dr. Ocana’s stature is joining our team testifies to how swiftly and completely Cytocore has turned itself around and moved into a position of financial solvency, productivity and strength going forward.”
Dr. Ocana’s previous positions include senior vice president and managing director at CH-Werfen, S.A., a $1 billion medical research and device company. He has also served in leadership roles at major pharmaceutical corporations such as Group Taper, S.A., and Abbott Laboratories, Inc. He has also served on the board of directors of major health care companies. Dr. Ocana’s predecessor, Dr. David Weissberg, returns to his very active surgical practice.
“Cytocore is extremely grateful for Dr. Weissberg’s participation and efforts during the restructuring period,” McCullough said. “Now that we have moved past that phase, the Company requires a CEO with the marketing background to guide the product roll-out. Dr. Ocana’s experience will be key to establishing strong multi-national partherships both in the U.S. and abroad.”
Cytocore plans to bring to market early in 2007 its unique, FDA-approved e2Collector™, a small disposable balloon that replaces the spatula and brush currently used to collect cervical cell samples. This device is designed to improve the thoroughness and consistency of Pap smear cancer screenings performed on some 180 million women annually worldwide, while significantly improving the patient’s comfort and physician’s confidence in the collection procedure. The Collector represents the first significant upgrade to the Pap test in 50 years of use.
“Cytocore is preparing to change the face of cervical cancer detection for many millions of women,” said Dr. Ocana. “My skill set and familiarity with international distribution networks and medical infrastructure is a perfect fit with this critical strategic mission. We plan to make Cytocore’s early detection and treatment products a staple of women’s health worldwide.”
For further information, visit www.CytoCoreInc.com
About CytoCore Inc.
CytoCore develops cost-effective cancer screening systems, which can be utilized in a laboratory or at the point-of-care, to assist in the early detection of cervical, endometrial, and other cancers. The InPath™ System is being developed to provide medical practitioners with highly accurate, low-cost, cervical and uterine cancer screening systems that can be seamlessly integrated into existing medical models. More information is available at: www.CytoCoreInc.com
Dr. Gorodeski has a significant financial interest in this research consisting of equity and salary as consultant and Director of the Scientific Advisory Board of CytoCore. Dr. Gorodeski’s invention licensed to CytoCore could generate royalty income for Dr. Gorodeski, for University Hospitals of Cleveland, and for CASE University.
Certain statements in this release are forward-looking. These statements are based on CytoCore’s current expectations and involve many risks and uncertainties, such as the company’s inability to obtain sufficient financing, the possibility that clinical trials will not substantiate CytoCore’s expectations with respect to the InPath™ System, and other factors set forth in reports and documents filed by CytoCore with the Securities and Exchange Commission. Actual results may differ materially from CytoCore’s current expectation depending upon a number of factors affecting the Company’s business. These factors include, among others, risks and uncertainties detailed in the Company’s periodic public filings with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. Except as expressly required by law, CytoCore undertakes no obligation to publicly update or revise any forward-looking statements contained herein.
Contacts:
Gene Martineau
Communications & Business Development Consultant
on behalf of CytoCore, Inc.
(212)348-1880
ebm@interport.net
Leslie McCarthy
SIPR
650-400-4547
Leslie@sipr.com

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